Corcept Therapeutics Announces Fourth Quarter and Full Year 2008 Results and Update on Development Programs

MENLO PARK, CA -- (Marketwire - March 30, 2009) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and metabolic disorders, today updated its corporate progress, reported financial results for the fourth quarter and the full year ended December 31, 2008, and outlined its corporate outlook for 2009.

"The past year has been one of significant progress across all of our development programs. We initiated Phase 3 trials of CORLUX® in psychotic depression and in Cushing's Syndrome -- indications for which there is significant unmet medical need. We also continued to advance our next-generation selective GR-II antagonists, generating important proof of concept data supporting their use for the mitigation of antipsychotic induced weight gain. We now have a large and growing body of data supporting the broad potential of GR-II antagonism in many important diseases," said Joseph Belanoff, M.D., Chief Executive Officer of Corcept. "We believe that each of these three programs has the potential to create significant value for our shareholders, and that it is advantageous to advance our Cushing's Syndrome and selective GR-II antagonist programs in order to assure that these programs reach key milestones even in the absence of additional financing. Consequently, we have decided to reduce the level of activity and extend the timeline for our Phase 3 psychotic depression study."

Fourth Quarter and Recent Development Highlights

--  Enrolled patients in our 50-patient open-label Phase 3 trial of CORLUX in patients with Cushing's Syndrome.

--  Enrolled patients in our 450-patient double-blind placebo controlled
    Phase 3 trial of CORLUX in patients with psychotic depression.  We believe that the addition of a third party centralized rating service to independently evaluate patients for entry into the study has improved the consistency of rating across clinical trial sites and will reduce the background noise that was experienced in earlier studies and is endemic to many psychopharmacologic studies; however, it has also caused enrollment of this trial to ramp up more slowly than previously projected.

--  Announced positive results from two preclinical studies of one of our next-generation selective GR-II antagonists, CORT 108297, demonstrating the potential to both reduce weight gain caused by olanzapine and to prevent weight gain caused by initiation of treatment with olanzapine.  Olanzapine is the active ingredient in Lilly's Zyprexa®, which is indicated for the treatment of schizophrenia and bipolar disorder.

--  Announced positive results from a clinical study that tested whether
    CORLUX mitigates the weight gain associated with Risperdal®.  The data demonstrated that adding CORLUX to Risperdal treatment in healthy subjects resulted in a statistically significant reduction in weight gain compared to that seen in subjects receiving Risperdal alone.  Risperdal, a leading antipsychotic for the treatment of schizophrenia and bipolar disorder, is marketed by Johnson & Johnson.

--  Announced additional positive results from the CORLUX/Risperdal clinical study that demonstrate that the addition of CORLUX to Risperdal also results in less abdominal fat, lower fasting insulin levels and lower triglyceride levels than with Risperdal alone.

"We are pleased to have shown that CORLUX appears to mitigate the weight gain associated with Risperdal, just as CORLUX mitigated the weight gain associated with Zyprexa. This study provides evidence that the benefits of GR-II antagonism are not limited to concurrent use with Zyprexa and may, in fact, be applicable to the broad class of antipsychotics," said Dr. Robert L. Roe, M.D., President of Corcept. "We are also encouraged by the positive results of our pre-clinical studies of CORT 108297 when taken in combination with olanzapine, the active ingredient in Zyprexa. The use of GR-II antagonists to prevent weight gain commonly associated with the use of many antipsychotic drugs could provide a significant health and quality of life benefit to the millions of people currently taking these medications, and may have benefit for the treatment of other metabolic problems as well."

Fourth Quarter and 2008 Financial Results

For the fourth quarter of 2008, Corcept reported a net loss of $6.2 million, or $0.13 per share, compared to a net loss of $4.2 million, or $0.11 per share, for the fourth quarter of 2007. For the full year 2008, the company reported a net loss of $20.1 million, or $0.43 per share. This result compares to a net loss of $11.6 million, or $0.34 per share, for the full year 2007.

As of December 31, 2008, Corcept had cash, cash equivalents and marketable securities of $18.3 million. Our year-end cash balance did not include the proceeds of a note receivable of $6.0 million plus accrued interest which was collected in January 2009. The total cash used in the company's operating activities for the full year 2008 was $18.4 million.

Total operating expenses increased to $6.2 million for the fourth quarter of 2008, from $4.4 million for the same period in 2007. In the fourth quarter of 2008, research and development expenses increased to $4.7 million from $2.7 million in the fourth quarter of 2007. This increase in research and development expenses was due primarily to the costs associated with commencement of new Phase 3 trials for the treatment of the psychotic features of psychotic depression and Cushing's Syndrome, manufacturing development and the research program related to the study of new selective GR-II antagonists.

General and administrative expenses decreased to $1.4 million for the fourth quarter of 2008, from $1.7 million for the same period in 2007, primarily attributable to decreases in compensation expense, which was partially offset by an increase in legal fees.

Outlook for 2009

We expect continued progress in the development of CORLUX and our series of selective GR-II antagonists during 2009. Due to the continued volatility in the stock market, we have realigned our development plan to conserve our existing capital and enable us to generate value for shareholders into 2010, even in the absence of additional financing.

--  We are continuing to aggressively pursue completion of enrollment in our Phase 3 pivotal trial of CORLUX in Cushing's Syndrome by the end of
    2009.  We believe that the Cushing's program provides us with the best near-
    term value creation for our shareholders and clearest path to make CORLUX rapidly available to patients.  The FDA granted us Orphan Drug Designation for CORLUX for the treatment of endogenous Cushing's Syndrome, which provides seven years of marketing exclusivity from the date of approval, as well as tax credits for clinical trial costs, marketing application filing fee waivers and assistance from the FDA in the drug development process.

--  We are continuing to enroll our Phase 3 trial in psychotic depression.
    Due to the relatively high cost of this program, length of the trial, and our current financial constraints, we are scaling back our planned rate of spending and extending the timeline for completion of this trial.

--  Based on the positive results from several preclinical studies of our next-generation selective GR-II antagonist, CORT 108297, for the mitigation of weight gain and related metabolic markers, and good proof-of-concept data with CORLUX, we plan to file an Investigational New Drug application
    (IND) for CORT 108297 by year-end.

"We believe that our sharp focus on Cushing's Syndrome and its near term opportunity, while advancing our psychotic depression program in a deliberate, more cost effective manner, is the appropriate strategy for Corcept as we weather this difficult market environment," added Dr. Belanoff.

"Based on this more focused development plan, we anticipate our current cash balance is sufficient to operate the company into early 2010, even in the absence of any additional financing," said Caroline Loewy, Chief Financial Officer of Corcept.

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Cushing's Syndrome

Cushing's Syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol. Cushing's Syndrome is relatively rare and most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year with the number of currently treated patients in the US estimated to be in excess of 3,000. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are common. Cushing's Syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Weight Gain associated with Antipsychotic Medications

The group of medications known as atypical antipsychotics, including olanzapine, risperidone, clozapine and quetiapine, are widely used to treat schizophrenia and bipolar disorder. All medications in this group are associated with treatment emergent weight gain of varying degrees and carry a warning label relating to treatment emergent hyperglycemia and diabetes mellitus. Weight gain and alterations in metabolic efficiency have been observed for many years in patients with abnormally high circulating cortisol.

About CORT 108297

CORT 108297 is a non-steroidal, potent, competitive antagonist at the GR-II (cortisol) receptor. In in vitro binding affinity and functional assays it does not have affinity for the PR (progesterone), ER (estrogen), AR (androgen) or GR-I (mineralocorticoid) receptors.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and metabolic disorders. The company has two Phase 3 programs ongoing; CORLUX for the treatment of the psychotic features of psychotic depression and for Cushing's Syndrome. Corcept has also developed an extensive intellectual property portfolio that covers the use of GR-II antagonists in the treatment of a wide variety of psychiatric and metabolic disorders, including the prevention of weight gain caused by the use of antipsychotic medication.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development and research programs, including the timing of the introduction of CORLUX and future product candidates, including CORT 108297, estimates of the timing of enrollment or completion of our clinical trials and the anticipated results of those trials, the ability to create value from CORLUX or other future product candidates and our estimates regarding our capital requirements, spending plans and needs for additional financing. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, or any of its other selective GR II antagonists. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

                      CORCEPT THERAPEUTICS INCORPORATED
                           CONDENSED BALANCE SHEETS
                                (in thousands)

                                              December 31,    December 31,
                                                  2008            2007
                                             --------------  --------------
                                              (Unaudited)        (Note)
ASSETS:
Current assets:
  Cash, cash equivalents and short-term
   investments                               $       18,309  $       17,366
  Other current assets                                1,270             290
                                             --------------  --------------
    Total current assets                             19,579          17,656

Other assets                                            196              88
                                             --------------  --------------
    Total assets                             $       19,775  $       17,744
                                             ==============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                           $        1,304  $        1,115
  Other current liabilities                           1,558           1,879
                                             --------------  --------------
    Total current liabilities                         2,862           2,994

Capital lease obligation, long-term portion               6              16

Total stockholders' equity                           16,907          14,734
                                             --------------  --------------

    Total liabilities and stockholders'
     equity                                  $       19,775  $       17,744
                                             ==============  ==============

Note:  Derived from audited financial statements at that date.

                     CORCEPT THERAPEUTICS INCORPORATED
                         STATEMENTS OF OPERATIONS
                 (in thousands, except per share amounts)

                               (Unaudited)

                                      For the
                                 Three Months Ended       Year Ended
                                     December 31,         December 31,
                                --------------------  --------------------
                                   2008       2007       2008       2007

Collaboration revenue           $     143  $      --  $     209  $     482
                                ---------  ---------  ---------  ---------

Operating expenses:
  Research and development*         4,726      2,672     14,152      7,860
  General and administrative*       1,434      1,746      5,746      4,867
                                ---------  ---------  ---------  ---------
    Total operating expenses        6,160      4,418     19,898     12,727
                                ---------  ---------  ---------  ---------

Loss from operations               (6,017)    (4,418)   (19,689)   (12,245)
                                ---------  ---------  ---------  ---------

Interest and other income, net        197        235        944        688
Other expense                        (350)        (9)    (1,316)       (16)
                                ---------  ---------  ---------  ---------
    Net loss                    $  (6,171) $  (4,192) $ (20,061) $ (11,573)
                                =========  =========  =========  =========

Basic and diluted net loss
 per share                      $   (0.13) $   (0.11) $   (0.43) $   (0.34)
                                =========  =========  =========  =========
Shares used in computing basic
 and diluted net loss per share    49,370     39,548     46,721     34,251
                                =========  =========  =========  =========

*Includes non-cash stock-based
 compensation of the following:
    Research and development    $      67  $      65  $     268  $     213
    General and administrative        337        435      1,360        846
                                ---------  ---------  ---------  ---------
      Total non-cash
       stock-based compensation $     404  $     500  $   1,628  $   1,059
                                =========  =========  =========  =========

CONTACT:
Caroline Loewy
Chief Financial Officer
Corcept Therapeutics
650-688-8783
cloewy@corcept.com
www.corcept.com